Form 8-K, Exhibit 10.3

LICENSE AND MANUFACTURE AGREEMENT

This License and Manufacture Agreement (the "Agreement") is entered into on this September 15, 2010 by and between 大连朗马克能源科技有限公司 Dalian Landmark Energy Technology Co., Ltd, a limited liability company formed under the laws of the People’s Republic of China ("Dalian Landmark") and 大连美商安科瑞能源科技有限公司 Dalian Aquarius Energy Technology U.S.A..Co., Ltd (“Dalian Aquarius”), a limited liability company formed under the laws of the People’s Republic of China.

WHEREAS

A. Dalian Landmark owns all right, title and interest in and to the patent rights and the related documents and material (“Patent Rights”) for the generation of hydrogen through proprietary designed machines (“Machines”), the details  of which are s set forth in the Exhibit A attached hereinafter;

B. Dalian Landmark is willing to grant and Dalian Aquarius accepts a non-exclusive license to use the  Patent Rights in accordance with the terms and conditions set forth in this Agreement; and

C. Dalian Landmark and Dalian Aquarius also desire to enter agreement on the manufacturing, leasing, marketing and sales of the Machines;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, as set forth herein, Dalian Landmark and Dalian Aquarius agree as follows:

Section 1. Grant of License

1.1           Dalian Landmark hereby grants to Dalian Aquarius, in accordance with the terms and conditions of this Agreement, a non-exclusive and non-transferrable license to use Patent Rights to manufacture the Machines in the People’s Republic of China. Dalian Aquarius shall not permit and allow any third party to use the Patents Rights without the prior written approval of Dalian Landmark.

1.2           Dalian Aquarius acknowledges that Dalian Landmark is the sole and exclusive owner of Patent Rights and of all associated governmental registrations and pending registrations, and Dalian Aquarius shall do nothing inconsistent with such ownership. Dalian Aquarius further agrees that it will not claim ownership rights to Patent Rights, or any derivative, compilation, sequel or series, or related Patent Rights owned by or used by Dalian Landmark. Dalian Aquarius agrees that nothing in this Agreement shall give Dalian Aquarius any right, title, or interest in Patent Rights other than the right to use the same in accordance with this Agreement.

1.3           Dalian Aquarius hereby accepts such license and agrees that Dalian Aquarius shall not use Patent Rights except in accordance with the terms and conditions of this Agreement. Dalian Aquarius acknowledges and agrees that the license granted herein is non-exclusive and that Dalian Landmark may license others to use Patent Rights subject to any limitations set forth herein.

1.4           Dalian Aquarius agrees that Dalian Landmark may appoint one representative to the Board of Directors or the equivalent governing body of Dalian Aquarius and Dalian Aquarius shall execute or cause to be executed necessary corporate documents to effectuate such appointment.

1.5           Dalian Landmark agrees that Dalian Aquarius may appoint one representative to the Board of Directors or the equivalent governing body of Dalian Landmark and Dalian Landmark shall execute or cause to be executed the necessary corporate documents to effectuate such appointment.

Section 2. Manufacturing and Sales of Machines

2.1              Dalian Aquarius agrees to manufacture, test, deliver Machines to Dalian Landmark and provide technical support to Dalian Landmark for the Machines.

2.2     Dalian Aquarius shall sell the manufactured Machines to Dalian Landmark at cost and Dalian Aquarius shall not make profits from the sales of the Machines to Dalian Landmark.

2.3              In the event that Dalian Aquarius sell the Machines to any other third party, Dalian Aquarius shall pay a license fee equal to 6% of the total sales price to Dalian Landmark.

2.4              Dalian Landmark shall provide the working capital for Dalian Aquarius to launch the manufacturing of the Machines and the provided working capital shall be used solely for the purpose of the production of the Machines and the related administrative expenses, with all provided working capital to be properly accounted for and managed pursuant to a financial oversight committee consisting of two (2) representatives each of Dalian Landmark and Dalian Aquarius.

Section 3. Term and Termination

3.1           This Agreement shall commence as of the Effective Date and shall continue in full force and effect for a period of 3 years, and shall automatically renew for additional 3 years periods, unless either party provides written notice of non-renewal to the other party, not less than sixty (60) days prior to the expiration of any one (1) year term.

3.2           In the event that Dalian Aquarius fails to maintain its good corporate standing in the People’s Republic of China, Dalian Landmark, at its sole discretion may immediately terminate this Agreement.

3.3           In the event that Dalian Aquarius seeks bankruptcy, either voluntarily or involuntarily, Dalian Landmark may, at its sole discretion, terminate this Agreement. Upon filing for, or being subjected to bankruptcy, Dalian Aquarius shall name Dalian Landmark as a creditor for all royalties which are due, or may become due, under the terms of this Agreement.

3.4           In the event that Dalian Aquarius sells all of its assets to a third party, or otherwise cease to exist in its current form, Dalian Landmark, at its discretion, may immediately terminate this Agreement.

3.5           In the event that Dalian Aquarius violates any term of this Agreement, Dalian Landmark, at its discretion, may terminate this Agreement by delivering to Dalian Aquarius a 10 days advance written notice.

3.6           Upon termination or expiration of the license granted under this Agreement by operation of law or otherwise, all rights (including the right to use Patent Rights) privileges and obligations arising from this Agreement shall cease to exist.

3.7            Upon termination of this Agreement, Dalian Landmark agrees to allow Dalian Aquarius One (1) month to deplete existing inventories of goods bearing Patent Rights. Dalian Aquarius agrees to discontinue use of Patent Rights, upon termination of this Agreement, as quickly as practicable, and in no event longer than the time specified herein.

3.8           Within 10 days of termination of this Agreement, Dalian Aquarius shall promptly return to Dalian Landmark all the documents, file, drawings, manuals, instruction, technical specifications and any other material related to Patent Rights, as defined in Exhibit A attached hereto.

Section 4. Use of Patent Rights

4.1           Dalian Landmark shall have control over the quality of use of Patent Rights and the quality of Machines manufactured under Patent Rights. At the option of Dalian Landmark, for all advertisements and packaging of the Machines, Dalian Aquarius shall (i) display with all units of the Machines an approved symbol notifying the consumer of the patent and/or trademark rights owned by and licensed within this Agreement. Dalian Landmark will provide to Dalian Aquarius an approved patent notice to be prominently displayed on each unit of Machines. Dalian Aquarius agrees to (ii) mark all Patent Rights with any reasonable patent and/or trademark notices provided by Dalian Landmark and (iii) comply with any reasonable standards promulgated by Dalian Landmark that relate to the use of Patent Rights by Dalian Aquarius.

Section 5. Indemnification

5.1            Dalian Aquarius shall fully indemnify, defend, and hold harmless Dalian Landmark from and against any and all claims, losses, damages, expenses, and liability arising from the use by Dalian Aquarius, or any of its authorized sublicenses, of Patent Rights, whether or not such use conforms to standards set by Dalian Landmark, provided that such claim, loss, damage, expense, or liability does not arise from the negligence of Dalian Landmark.

5.2           Dalian Landmark shall fully indemnify, defend, and hold harmless Dalian Aquarius from and against any and all claims, losses, damages, expenses and liability arising from Dalian Aquarius’s authorized use of Patent Rights, provided that such claim, loss, damage, expense, or liability does not arise from the negligence of Dalian Aquarius.

5.3            Dalian Landmark shall maintain all governmental registration of Patent Rights. In the event that Dalian Aquarius becomes aware of any claimed or alleged infringement of Patent Rights by a third party, Dalian Aquarius shall promptly advise Dalian Landmark in writing of the nature and extent of such infringement or dilution. In the event Dalian Landmark sues or takes other action, legal, equitable, administrative, or otherwise, to stop an infringement or dilution of Patent Rights, Dalian Aquarius shall cooperate fully with Dalian Landmark, but Dalian Aquarius shall not be obligated to pay any costs or expenses. Dalian Aquarius has no right to enforce Patent Rights through litigation without prior written authorization of Dalian Landmark. In any legal action arising from use, or ownership rights of Patent Rights, where both Dalian Landmark and Dalian Aquarius are co-parties, Dalian Landmark retains the right to control the litigation, including any and all settlement negotiations.

Section 6. Assignment

6.1           This Agreement (including, without limitation, the license granted hereunder) is personal to Dalian Aquarius and shall not be assigned or transferred by Dalian Aquarius, including, without limitation, by operation of law, except that, with prompt written notice to Dalian Landmark, the Agreement maybe transferred to a purchaser of all or substantially all of the assets of Dalian Aquarius. Any attempt on the part of Dalian Aquarius to assign, sub-license, or transfer Dalian Aquarius’s rights under this Agreement except as provided herein shall be invalid and void. Dalian Landmark shall have the right to assign its rights and obligations under this Agreement and all its right, title and interest in Patent Rights without the consent of Dalian Aquarius.

Section 7. Notices

7.1           Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and delivered personally or by registered or certified mail, return receipt requested, with postage prepaid and addressed to other such party. Any such notice shall be effective when received.

Section 8. Arbitration

8.1           All disputes arising from the terms of this Agreement may be subjected to binding arbitration upon consent of both parties, with one arbitrator selected by each party, and a third arbitrator selected by the two chosen arbitrators. This Agreement shall be governed by and construed in accordance with, the laws of the People’s Republic of China and any arbitration shall be brought in Dalian, Liaoning Province, the People’s Republic of China.

Section 9. Miscellaneous

9.1           This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, superseding any and all prior agreements, understandings, negotiations, and discussions. No amendment, alteration, modification, or waiver of this Agreement shall be binding unless evidenced by an instrument in writing signed by the party against whom enforcement thereof is sought.

9.2           In the event it becomes necessary for either party to file a suit to enforce this Agreement or any provisions contained herein, and either party prevails in such action, then such prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorney’s fees and court costs incurred in such suit.

9.3           If any provision of this Agreement, or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provisions to any other persons or circumstances, shall not be affected thereby.

9.4           This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DALIAN AQUARIUS:

/s/ Te-Hung Chou
By: Te-Hung Chou

DALIAN LANDMARK:

/s/ Yidian Dong
By: Yidian Dong

Exhibit A

Patent No. 200820218700.8

Other patent related information:

Technical drawings and specifications
Instruction and operating manuals
Any and all designs, drawings, manuals, technical descriptions, quality control manuals
Or other documents (whether in electronic or written form) necessary or related to the manufacture, operation or testing of the machines